Exhibit (a)(10)

Metromedia International Group, Inc.
FOR IMMEDIATE RELEASE
Metromedia International Group, Inc. Determines That Fursa Alternative
Strategies LLC’s Unsolicited Proposal Cannot At This Time Reasonably Be
Expected To Lead To A Superior Proposal
CHARLOTTE, North Carolina (USA), August 3, 2007 — Metromedia International Group, Inc. (the “Company” or “Metromedia”) (currently traded as: PINK SHEETS: MTRM — Common Stock, and PINK SHEETS: MTRMP — Preferred Stock) today announced that, following an evaluation of the unsolicited alternative proposal submitted on August 1, 2007 by Fursa Alternative Strategies LLC (“Fursa”), owner of 7,907,610 shares of Company common stock (approximately 7.7% of the issued and outstanding shares as of July 17, 2007), to acquire all issued and outstanding shares of Metromedia common stock, other than the 7,907,610 shares already owned by Fursa, at a purchase price of $2.05 per share in cash, the Metromedia board determined, after consultation with its financial and legal advisors, that the Fursa proposal cannot at this time reasonably be expected to lead to a “superior proposal” (as such term is defined in the Company’s July 17, 2007 merger agreement with CaucusCom Ventures L.P. and CaucusCom Mergerco Corp.). The Company sent a letter today to Fursa advising of this determination, the full text of which is set forth below:
Mickey F. Harley
President
Fursa Alternative Strategies LLC
444 Merrick Road, Suite 104
Lynbrook, NY 11563
Re:      Letter dated July 31, 2007
Dear Mr. Harley:
The Board of Directors (the “Board”) of Metromedia International Group, Inc. (the “Company”) has carefully considered the unsolicited proposal (your “Proposal”) set forth in your letter to the Company dated July 31, 2007. The Board has determined, after consultation with its outside counsel and financial advisors, that your Proposal cannot at this time reasonably be expected to lead to a “Superior Proposal,” as such term is defined in the Company’s July 17, 2007 Merger Agreement with CaucusCom Mergerco Corp and CaucusCom Ventures L.P.
Although your proposed offer price would represent a premium to CaucusCom’s $1.80 per share offer price, the Board identified certain significant reasons why your Proposal cannot reasonably be expected to lead to a Superior Proposal.
The Board noted that you have not provided evidence of Fursa’s ability to fund the cash portion of its proposed $69 million equity commitment. The Board further noted the lack of reasonable evidence of your ability to successfully complete the $150 million debt financing you propose to undertake, including, without limitation, whether your broker-dealer believes “satisfactory market conditions” presently exist to arrange such debt financing and whether such debt financing could be arranged in the absence of current audited U.S. GAAP financial statements for the Company.
In addition, the Board noted that a transaction between the Company and Fursa or any affiliated entity through which you propose to effect such transaction may require filing of Schedule 13e-3 with the United States Securities and Exchange Commission in respect of such transaction, pursuant to Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended. As you are aware, given its lack of current audited U.S. GAAP financial statements, the Company currently could not meet the disclosure obligations of Schedule 13e-3.
Accordingly, and mindful of its obligations under the CaucusCom Merger Agreement, the Board has concluded that your Proposal cannot reasonably be expected to lead to a Superior Proposal and it will take no further action in response to this Proposal.

Sincerely, METROMEDIA INTERNATIONAL GROUP, INC.
By:	/s/ Mark S. Hauf
	Name:	Mark S. Hauf
	Title:	President and Chief Executive Officer

*          *          *
As previously announced on July 17, 2007, Metromedia has entered into a definitive agreement with CaucusCom Ventures L.P. and CaucusCom Mergerco Corp. under which CaucusCom Mergerco Corp. commenced on July 18, 2007 a tender offer for all of the shares of Metromedia’s outstanding common stock at a price of $1.80 per share in cash (the “CaucusCom Offer”). Unless the CaucusCom Offer is extended, the CaucusCom Offer and any withdrawal rights to which Metromedia’s stockholders may be entitled will expire at 12:00 midnight, New York City time, on Tuesday, August 14, 2007.
At this time, the Metromedia board has not changed, and continues to support, its recommendation that the Company’s stockholders accept the CaucusCom Offer and tender their shares in the CaucusCom Offer and, if necessary, adopt the CaucusCom merger agreement and the merger and other transactions contemplated thereby.
About Metromedia International Group, Inc.
Through its wholly owned subsidiaries, Metromedia International Group, Inc. owns interests in several communications businesses in the country of Georgia. The Company’s core businesses include Magticom, Ltd., Georgia’s leading mobile telephony operator located in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing Internet access, data communications, voice telephony and international access services.
IMPORTANT NOTICE:
Stockholders of Metromedia are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. CaucusCom has filed tender offer materials with the SEC, and Metromedia has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all stockholders of Metromedia at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at http://www.sec.gov. In addition, stockholders are able to obtain a copy of these documents, free of charge, by directing a request to Metromedia International Group, Inc., Attention: Chief Financial Officer, 8000 Tower Point Drive, Charlotte, North Carolina 28227 or by phone at (704) 321-7380.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Metromedia files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Metromedia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Metromedia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.
Forward-Looking Statements
This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. Various factors beyond the control of the Company could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2004, and its most recently filed Form 8-K reports (dated January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005, July 25, 2005, July 28, 2005, August 3, 2005, August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17, 2006, May 11, 2006, May 18, 2006, June 26, 2006, July 14, 2006, August 8, 2006, August 15, 2006, August 22, 2006, September 27, 2006, October 2, 2006, October 10, 2006, October 24, 2006, October 25, 2006, October 30, 2006, November 16, 2006, November 17, 2006, November 20, 2006, November 30, 2006, December 5, 2006, December 13, 2006, December 15, 2006, December 18, 2006, March 1, 2007, April 26, 2007, May 1, 2007, May 25, 2007, May 30, 2007, June 27, 2007, June 28, 2007, July 17, 2007, July 20, 2007 and August 2, 2007). The Company is not under, and expressly disclaims any, obligation to update the information in this news release, for any future events or otherwise.
Please visit Metromedia’s website at www.metromedia-group.com.
For more Information please contact:
Metromedia International Group, Inc.
Ernie Pyle
Executive Vice President Finance, Chief Financial Officer and Treasurer
(704) 321-7380, or investorrelations@mmgroup.com
Mellon Investor Services
(888) 823-4441 or collect: (201) 680-6578

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